EXHIBIT 11
                        D O R S E Y & W H I T N E Y L L P

                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868

                                 March 26, 1996


Voyageur Investment Trust II
90 South Seventh Street
Suite 4400
Minneapolis, Minnesota, 55402

Re: Voyageur Florida Limited Term Tax Free Fund (Series A of Voyageur Investment Trust II) Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:

     We have acted as counsel to Voyageur Investment Trust II, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with its authorization and proposed issuance of Series A, Class A and Class B shares of beneficial interest, par value $.001 per share (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between the Trust and Mackenzie Series Trust, a business trust organized under the laws of the Commonwealth of Massachusetts, the form of which Agreement is included as Exhibit A to the Prospectus/Proxy Statement relating to the transactions contemplated by the Agreement included in the Trust's Registration Statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

     In rendering the opinion hereinafter expressed, we have reviewed the proceedings taken by the Trust in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such records of the Trust, certificates of public officials and of responsible officers of the Trust, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the Trust. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

     Based on the foregoing, it is our opinion that the Shares, when issued and delivered by the Trust pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable by the Trust.

     Under Massachusetts law, shareholders of the Trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for obligations of or claims against the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or any officer or officers of the Trust. The Agreement and Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would itself be unable to meet its obligations.

     In rendering the foregoing opinion (a) we express no opinion as to laws other than the statutory law of the Commonwealth of Massachusetts governing voluntary associations; and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption
"Legal Matters" in the Investment Trust's final Prospectus/Proxy Statement relating to the Shares included in the Registration Statement.


                                        Very truly yours,



                                        /s/ Dorsey & Whitney LLP